Hexion Inc. 180 East Broad Street Columbus, OH 43215 hexion.com	NEWS RELEASE

FOR IMMEDIATE RELEASE

Hexion Holdings Announces Agreement to Sell Epoxy Businesses to Westlake Chemical Corporation

COLUMBUS, Ohio - (November 24, 2021) - Hexion Holdings Corporation (“Hexion” or the “Company”) today announced that as a result of its ongoing strategic review it has entered into a definitive agreement to sell its epoxy-based Coatings and Composite businesses, which includes the epoxy specialty resins and base epoxy resins and intermediates product lines (together, the “Epoxy Business”) for approximately $1.2 billion to Westlake Chemical Corporation (NYSE: WLK).

The Epoxy Business generated total sales of approximately $1.5 billion for the last twelve months ended September 30, 2021, and was reported within the Coatings and Composites reportable segment of the Company. The transaction includes approximately 1,300 associates and 8 manufacturing facilities globally where epoxy-based Coatings and Composite products are produced for highly diversified growing end-markets, such as wind energy, non-residential construction, industrial, electrical, automotive and aerospace.

The Company expects to use the sale proceeds to further pay down debt and to invest in its business. The transaction is expected to close in the first half of 2022, subject to customary regulatory approvals and other closing conditions as well as prior Works Councils consultation.

Commenting on the transaction, Craig Rogerson, Chairman, President and Chief Executive Officer, said: “With the continued strong performance of our Epoxy Business, and after a comprehensive evaluation of strategic actions, our Board and management team have determined that this sale maximizes value for our shareholders and is in the best interests of all of our stakeholders. Today’s announcement is aligned with our ongoing commitment towards creating value for our shareholders. Our associates in the Epoxy Business will be joining a leading global manufacturer and we believe that the Epoxy Business will be well positioned going forward with Westlake as its new owner. On behalf of everyone at Hexion, I would like to thank our associates within our epoxy businesses for their many contributions over the years. I am confident they will have exciting opportunities ahead.”

Following completion of the transaction, Hexion will consist of the Company’s existing Adhesives and Versatic™ Acids and Derivatives product lines. Hexion will continue to build on its strong momentum, driven primarily by strong new residential construction and remodeling demand in North America, continued capacity expansion progress and gains from innovative new products, as well as the need for more sustainable building and coatings materials. Hexion’s management team and its Board of Directors will continue to evaluate strategic value creation options for its Adhesives and Versatic™ acid product lines, including a proposed initial public offering on the New

York Stock Exchange. Hexion generated historical net sales of $2.5 billion and pro forma net sales of approximately $1.4 billion for the year-ended December 31, 2020.

Advisors
Moelis & Company LLC and Morgan Stanley & Co. LLC served as financial advisors to Hexion in connection with the transaction, and Davis Polk & Wardwell LLP served as M&A counsel.

Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “might,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the loss of, or difficulties with the further realization of, cost savings in connection with our strategic initiatives, the impact of our indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations and related compliance and litigation costs and the other factors listed in the Risk Factors section of our SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section of our most recent filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company
Based in Columbus, Ohio, Hexion is a global leader in thermoset resins. Hexion serves the global adhesive, coatings, composites and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Additional information about Hexion and its products is available at www.hexion.com

About Westlake
Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, we provide the building blocks for vital solutions — from building products and infrastructure materials, to packaging and healthcare products, to automotive and consumer goods. For more information, visit the company's web site at www.westlake.com.

Media and Investor Contact:
John Kompa
+1 614-225-2223
john.kompa@hexion.com